UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 27, 2019

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

510 1st Avenue North, Suite 305
Minneapolis, MN	55403
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.
ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Adoption of 2019 Company Bonus Plan

On February 27, 2019 the Compensation Committee of Qumu Corporation (the “Company”) adopted its annual company bonus plan for 2019 (the “2019 Company Bonus Plan”) and set the cash incentive pay opportunities under the 2019 Company Bonus Plan for the Company’s executive officers, Vern Hanzlik, President and Chief Executive Officer, and David G. Ristow, Chief Financial Officer.

Under the 2019 Incentive Plan, the Compensation Committee determined target amounts of three performance goals for 2019: annual revenue, adjusted EBITDA and customer retention percentage, which will each be weighted one-third. Revenue will be determined in conformity with U.S. generally accepted accounting principles. Adjusted EBITDA is defined as the Company’s net income (loss) excluding items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, foreign currency gains and losses, the 2019 Company Bonus Plan amounts, and other non-operating income and expenses. The Compensation Committee retains the discretion to include or exclude items from each of the performance goals and to determine the achievement of the performance goals for the purposes of calculating incentive pay under the 2019 Company Bonus Plan.

Under the 2019 Incentive Plan, the target level of achievement is also the minimum level of achievement such that achievement of a performance goal at less than target level will result in no incentive pay with respect to that performance goal. Achievement of a performance goal at greater than target level will result in proportionately increasing incentive pay relating to that performance goal. However, under the 2019 Incentive Plan, the maximum incentive pay that may be earned by an executive officer will not exceed 150% his incentive pay at the target level, even if actual performance exceeds the maximum level for any or all performance goals.

On February 27, 2019, the Compensation Committee also approved the cash incentive pay that the executive officers may earn at the target level of achievement as a percentage of their respective salaries as follows: Messrs. Hanzlik and Ristow, 100% and 50%, respectively. On February 27, 2019 the Company’s Compensation Committee determined to increase the annual base salaries of Mr. Hanzlik and Mr. Ristow to $350,000 and $300,000, respectively, effective January 1, 2019.

All incentive pay earned under the 2019 Company Bonus Plan will be determined in the first quarter of 2020 based upon the Company’s audited financial results for 2019. A participant in the 2019 Company Bonus Plan, including an executive officer, must be employed by the Company as of December 31, 2019 and as of the payment date in order to receive any incentive pay under the 2019 Company Bonus Plan unless otherwise provided in the Company’s letter agreement with the executive officer relating to severance and change in control benefits. Additionally, all incentive payments are subject to “clawback” to the extent required by federal law and the Company’s Second Amended and Restated 2007 Stock Incentive Plan, as amended (the “2007 Plan”).

Independent Director Awards at 2019 Annual Meeting

Under the 2007 Plan, the Compensation Committee is authorized to determine the equity award to be granted to each non-employee director elected or re-elected to the Board of Directors at each annual meeting of shareholders. On February 27, 2019, the Compensation Committee determined that each non-employee director elected or re-elected at the Company’s 2019 Annual Meeting of Shareholders will receive an award of restricted stock units (RSUs) with the number of RSUs equal to $80,000 divided by the fair market value of the Company’s common stock on the grant date, rounded down to the nearest whole share, up to a maximum of 25,000 shares. The formula used to calculate the number of RSUs to be granted at the 2019 Annual Meeting of Shareholders is the same formula used to calculate the RSUs granted at the 2018 Annual Meeting of Shareholders. The vesting, deferral and other terms of the RSU awards also will be the same as prior year RSU awards under the 2007 Plan. There were no changes to the cash compensation to non-employee directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ David G. Ristow
David G. Ristow
Chief Financial Officer

Date: February 27, 2019